Exhibit 10.1

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is made as of August 2, 2019, by and between ARE-SEATTLE NO. 11, LLC, a Delaware limited liability company (“Landlord”), and ADAPTIVE BIOTECHNOLOGIES CORPORATION, a Washington corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of July 21, 2011, as amended by that certain First Amendment to Lease dated as of August 26, 2011, as further amended by that certain Amended and Restated Second Amendment to Lease dated as of June 30, 2014 (“Second Amendment”), as further amended by that certain Third Amendment to Lease dated as of November 5, 2015, as further amended by that certain Fourth Amendment to Lease dated as of December 23, 2015 (“Fourth Amendment”), and as further amended by that certain Fifth Amendment to Lease dated as of June 6, 2016 (“Fifth Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 57,018 rentable square feet (“Existing Premises”) on the second and third floors of that certain building located at 1551 Eastlake Avenue, Seattle, Washington. The Existing Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Concurrently herewith, Tenant and ARE-Seattle No. 12, LLC, a Delaware limited liability company, an affiliate of Landlord (“Affiliate”) are entering into a new lease agreement (“New Lease”) pursuant to which Tenant shall lease certain space from Affiliate at that certain property located as 1165 Eastlake Avenue East, Seattle, Washington.

C. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises by adding that portion of the third floor of the Building containing approximately 8,484 rentable square feet, as shown on Exhibit A attached to this Sixth Amendment (“Fourth Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Fourth Expansion Premises. In addition to the Existing Premises, commencing on the Fourth Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Fourth Expansion Premises.

2.

Delivery. Landlord shall use reasonable efforts to deliver possession of the Fourth Expansion Premises to Tenant (“Deliver” or “Delivery”) for the performance by Tenant of the Tenant Improvements in the Fourth Expansion Premises on or before the Target Fourth Expansion Premises Commencement Date. The “Target Fourth Expansion Premises Commencement Date” shall be September 1, 2019. If Landlord fails to timely Deliver the Fourth Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Fourth Expansion Premises shall not be void or voidable. As used herein, the term “Tenant Improvements” shall have the meaning set forth for such term in the Sixth Amendment Work Letter attached to this Sixth Amendment as Exhibit B.

The “Fourth Expansion Premises Commencement Date” shall be the date that Landlord Delivers the Fourth Expansion Premises to Tenant. The “Fourth Expansion Premises Rent Commencement Date” shall be the date that is 4 months after the Fourth Expansion Premises Commencement Date. Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Fourth Expansion Premises Commencement Date and the Fourth Expansion Premises Rent Commencement Date in substantially the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect either party’s rights hereunder.

Except as set forth in the Sixth Amendment Work Letter: (i) Tenant shall accept the Fourth Expansion Premises in their condition as of the Fourth Expansion Premises Commencement Date, (ii) Landlord shall have no obligation for any defects in the Fourth Expansion Premises; and (ii) Tenant’s taking possession of the Fourth Expansion Premises shall be conclusive evidence that Tenant accepts the Fourth Expansion Premises and that the Fourth Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Sixth Amendment or in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Fourth Expansion Premises, and/or the suitability of the Fourth Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Fourth Expansion Premises are suitable for the Permitted Use.

3.

Premises and Rentable Area of Premises. Commencing on the Fourth Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the Building containing approximately 65,502 rentable square feet, consisting of (i) that certain portion of the second floor containing approximately 7,724 rentable square feet (the “Original Premises”), (ii) that certain portion of the second floor containing approximately 12,600 rentable square feet (the “Expansion Premises”), (iii) those certain portions of the second and third floors containing approximately 28,100 rentable square feet (the “Second Expansion Premises”), (iv) that certain portion of the third floor consisting of approximately 8,594 rentable square feet (the “Third Expansion Premises”), and (v) that certain portion of the third floor consisting of approximately 8,484 rentable square feet (the “Fourth Expansion Premises”), all as shown on Exhibit A.”

“Rentable Area of Premises: 65,502 sq. ft.”

As of the Fourth Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Fourth Expansion Premises as shown on Exhibit A-1 and Exhibit A-2 attached to this Sixth Amendment.

4.	Base Term Commencing on the Fourth Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: Commencing (i) with respect to the Original Premises on the Commencement Date, (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, (iii) with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date, (iv) with respect to the Third Expansion Premises on the Third Expansion Premises Commencement Date, and (v) with respect to the Fourth Expansion Premises on the Fourth Expansion Premises Commencement Date, and ending with the date that is 142 months after the Commencement Date of the New Lease (or, if the New Lease does not commence, on the date that is 142 months, March 31, 2024).”

5.	Base Rent.

a. Existing Premises. Tenant shall continue to pay Base Rent for the Existing Premises as provided for in the Lease through June 1, 2023. Thereafter, Base Rent with respect to the Existing Premises shall continue to increase annually by the Rent Adjustment Percentage through the expiration of the Base Term.

b. Fourth Expansion Premises. Commencing on the Fourth Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent for the Fourth Expansion Premises at the rate of $[***] per rentable square foot of the Fourth Expansion Premises per year. Base Rent payable with respect to the Fourth Expansion Premises shall be increased on each annual anniversary of the Fourth Expansion Premises Rent Commencement Date (each, a “Fourth Expansion Premises Adjustment Date”), by multiplying the Base Rent payable with respect to the Fourth Expansion Premises immediately before the Fourth Expansion Premises Adjustment Date by [***]% and adding the resulting amount to the Base Rent payable for the Fourth Expansion Premises immediately before the Fourth Expansion Premises Adjustment Date.

6.

Tenant’s Share. Commencing on the Fourth Expansion Rent Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: [***]%”

7.

Parking. Subject to all matters of record, Force Majeure, a Taking and the exercise by Landlord of its rights hereunder, Landlord shall make available to Tenant and Tenant shall, in addition to the parking spaces that Tenant has the right to use pursuant to Section 10 of the original Lease, the Expansion Premises Parking Spaces which Tenant has the right to use pursuant to Section 2 of the Second Amendment, the Second Expansion Premises Parking Spaces which Tenant has a right to use pursuant to Section 7 of the Fourth Amendment, and the Third Expansion Premises Parking Spaces which Tenant has a right to use pursuant to Section 7 of the Fifth Amendment, be entitled to use, subject to the terms of Section 10 of the original Lease, [***] parking spaces with respect to the Fourth Expansion Premises (“Fourth Expansion Premises Parking Spaces”). The Fourth Expansion Premises Parking Spaces shall be allocated as reasonably determined by Landlord among the Underground Parking, Surface Parking, Northeast Parking and Offsite Parking. Tenant’s use of the Fourth Expansion Premises Parking Spaces shall be subject to the payment by Tenant of the market rate for each Fourth Expansion Premises Parking Space, as reasonably determined by Landlord from time to time, which as of the date of this Sixth Amendment shall be $[***] per month for each Fourth Expansion Premises Parking Space plus applicable taxes.

8.	Tenant Improvements. Tenant shall have the right to construct certain Tenant Improvements in the Premises, pursuant to the Sixth Amendment Work Letter attached hereto as Exhibit B.

9.	Extension Right. As of the Fourth Expansion Premises Commencement Date, Section 40 of the Lease is hereby deleted in its entirety and replaced with the following:

“40. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease with respect to the entire Premises only upon the following terms and conditions:

(a) Extension Rights. Tenant shall have 2 rights (each, an “Extension Right”) to extend the term of this Lease with respect to the entire Premises for a period of 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and any work letters) by giving Landlord written notice of its election to exercise the Extension Right at least 12 months prior to the expiration of the Base Term of the Lease or the prior Extension Term.

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Base Rent shall be adjusted on the commencement date of each Extension Term and on each annual anniversary of the commencement of such Extension Term by multiplying the Base Rent payable immediately before such adjustment by [***]% and adding the resulting amount to the Base Rent payable immediately before such adjustment. In addition, Landlord may impose a market rent for the parking rights provided hereunder.

(b) Rights Personal. The Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(c) Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Rights:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

(d) No Extensions. The period of time within which the Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

(e) Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Rights, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of such Extension Term, whether or not such Defaults are cured.”

10.	Right of First Offer.

a. Expansion in the Building. Tenant shall have the ongoing right during the Term, subject to any superior rights existing as of the date of the Lease of any existing tenants of the Project, but not the obligation, subject to the terms of this Section 10, to expand the Premises (the “Expansion Right”) to include the Expansion Space upon the terms and conditions in this Section 10. For purposes of this Section 10(a), “Expansion Space” shall mean any space in the Building, which is not occupied by a tenant or which is occupied by a then-existing tenant whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. If all or a portion of the Expansion Space becomes available, Landlord shall, at such time as Landlord shall elect so long as Tenant’s rights hereunder are preserved, deliver to Tenant written notice (the “Expansion Notice”) of the availability of such Expansion Space, together with the terms and conditions on which Landlord is prepared to lease Tenant such Expansion Space, provided that the base rent payable with respect to such Expansion Space shall be payable at a Market Rate (as defined in below). For the avoidance of doubt, Tenant shall be required to exercise its right under this

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Section 10(a) with respect to all of the space described in the Expansion Notice (“Identified Expansion Space”). The term of the Lease with respect to the Identified Expansion Space may not be co-terminous with the Term of the Lease with respect to the then-existing Premises. Notwithstanding anything to the contrary contained herein, in no event shall any prior work letters apply to the Identified Expansion Space. Tenant shall have 5 days following receipt of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right (“Exercise Notice”) with respect to the Identified Expansion Space. If Tenant does not deliver an Exercise Notice to Landlord within such 5 day period, then Tenant shall be deemed to have waived its rights under this Section 10(a) to lease the Identified Expansion Space, and Landlord shall have the right to lease the Identified Expansion Space to any third party on any terms and conditions acceptable to Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to exercise the Expansion Right and the provisions of this Section 10(a) shall no longer apply after the date that is 12 months prior to the expiration of the Base Term if Tenant has not exercised its Extension Right pursuant to Section 40 of the Lease.

As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory/office buildings in the Seattle area for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, parking costs, leasing commissions, allowances or concessions, if any.

b. Amended Lease. If (i) Tenant fails to timely deliver an Exercise Notice, or (ii) after the expiration of a period of 10 business days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Identified Expansion Space, no lease amendment for the Identified Expansion Space acceptable to both parties each in their sole and absolute discretion, has been executed, Tenant shall be deemed to have waived its right to lease the Identified Expansion Space.

c. Exceptions. Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

d. Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the lease of such Expansion Space, (i) Tenant fails to timely cure any default by Tenant under the Lease; (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Expansion Space, whether or not such Defaults are cured, or (iii) that certain lease agreement between Tenant and Landlord’s affiliate, Seattle No. 12, LLC, of even date herewith, pursuant to which Tenant has agreed to lease certain premises at 1165 Eastlake Avenue East, Seattle, Washington, shall terminate.

e. Rights Personal. The Expansion Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except in connection with a Permitted Assignment.

f. No Extensions. The period of time within which the Expansion Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right.

11.

Operating Expenses; Shuttle Service. Except to the extent expressly provided otherwise in this Section 11, nothing contained in this Sixth Amendment shall amend, alter, or affect Tenant’s obligations with respect to Operating Expenses, and Tenant shall continue to pay Tenant’s Share of Operating Expenses in accordance with the terms and conditions of the Lease throughout the Term. Landlord and affiliates of Landlord plan to provide a campus shuttle service for tenants of the Project and other buildings in the vicinity of the Project that are owned by affiliates of Landlord (the “Shuttle Service”); provided, however, that neither Landlord nor any affiliate of Landlord shall be obligated to provide the Shuttle Service (or, once the Shuttle Service has commenced, to continue providing the Shuttle Service for any specific period of time) or to cause the Shuttle Service to follow any specific route, make any specific stops, or adhere to any specific schedule or hours of operation. If Landlord and affiliates of Landlord actually commence operation of the Shuttle Service, (i) Landlord shall give Tenant written notice of the date such operation will commence (“Shuttle Services Commencement Date”) and the planned route, stops, schedule, and hours of operation, (ii) Landlord shall permit Tenant’s employees actually employed at the Project to use the Shuttle Service, and (iii) regardless of whether Tenant’s employees use the Shuttle Service, commencing on the Shuttle Services Commencement Date through the earlier of the expiration of the Term or the date that Landlord permanently ceases to provide the Shuttle Service, Operating Expenses shall include an amount equal to $[***] per year per rentable square foot of the Premises (the “Shuttle Service Costs”) to cover the costs of providing the Shuttle Service. Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the commencement or continued availability of the Shuttle Service and that Tenant is not entering into this Sixth Amendment with an expectation that the Shuttle Service shall commence or continue to be available to Tenant throughout the Term. Notwithstanding the foregoing, Tenant may elect by written notice to Landlord delivered any time after the expiration of the first 12 months after the Shuttle Service Commencement Date, to elect to opt out of the Shuttle Service, in which case, following such election, Operating Expenses shall no longer include the Shuttle Service Costs and Tenant shall have no further right to use the Shuttle Service; provided, however, that if Tenant or any of its employees utilize the Shuttle Services following Tenant’s opting out, Tenant shall be required to pay the Shuttle Service Costs going forward during the Term (but retroactive to the first day of such use).

12.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

13.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Sixth Amendment, other than Flinn Ferguson representing Tenant and Newmark Knight Frank representing Landlord. Landlord shall be responsible for any commissions or other form of compensation, if any, due Newmark Knight Frank with regard to this Sixth Amendment. Landlord agrees to indemnify and hold Tenant harmless from and against any claims by Newmark Knight Frank for a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Sixth Amendment. Tenant shall be responsible for any commissions or other form of compensation, if any, due Flinn Ferguson with regard to this Sixth Amendment. Tenant agrees to indemnify and hold Landlord harmless from and against any claims by Flinn Ferguson for a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Sixth Amendment.

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

14.	Miscellaneous.

a. This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Sixth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c. This Sixth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Sixth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d. Except as amended and/or modified by this Sixth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Sixth Amendment. In the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment shall prevail. Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first above written.

TENANT:

ADAPTIVE BIOTECHNOLOGIES CORPORATION,
a Washington corporation

By:	/s/ Chad Cohen
Its:	CFO

LANDLORD:

ARE-SEATTLE NO. 11, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

By:	/s/ Jackie Clem
Its:	Senior Vice President RE Legal Affairs

LANDLORD’S ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
) §
County of Los Angeles	)

On August 5, 2019, before me, Rachel Earle, a Notary Public, personally appeared Jackie Clem who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Rachel Earle
Signature of Notary	(Affix seal here)

TENANT’S ACKNOWLEDGMENT

STATE OF WASHINGTON COUNTY OF KING	ss.

On this 2nd day of August, 2019, before me personally appeared Chad Cohen, to me known to be the CFO of Adaptive Biotechnologies Corporation, a Washington corporation, that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Torrie Nagendran
(Signature of Notary)

Torrie Nagendran
(Legibly Print or Stamp Name of Notary)
Notary public in and for the State of Washington, residing at Seattle, WA

My appointment expires 8/25/2022

EXHIBIT A-1

The Fourth Expansion Premises (Third Floor)

EXHIBIT B

Sixth Amendment Work Letter

THIS SIXTH AMENDMENT WORK LETTER dated August 2, 2019 (this “Sixth Amendment Work Letter”) is made and entered into by and between ARE-SEATTLE NO. 11, LLC, a Delaware limited liability company (“Landlord”), and ADAPTIVE BIOTECHNOLOGIES CORPORATION, a Washington corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated July 21, 2011, as amended by that certain First Amendment to Lease dated as of August 26, 2011, as further amended by that certain Amended and Restated Second Amendment to Lease dated as of June 30, 2014, as further amended by that certain Third Amendment to Lease dated as of November 5, 2015, as further amended by that certain Fourth Amendment to Lease dated as of December 23, 2015, as further amended by that certain Fifth Amendment to Lease dated as of June 6, 2016, and as further amended by that certain Sixth Amendment to Lease dated as of August 2, 2019, and as further amended by that certain Sixth Amendment to Lease dated of even date herewith (the “Sixth Amendment”) (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Arden Yang and Erik Westover (each such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Sixth Amendment Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Sixth Amendment Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change any Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Jack Wells and Todd Chambers (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Sixth Amendment Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Sixth Amendment Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature. Other than funding the Tenant Improvement Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements within 15 days of the date hereof. Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c) Working Drawings. Not later than 15 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building Systems.

(c) Tenant Liability. During the Term of the Lease, Tenant agrees to enforce its rights under any contract Tenant enters into with the TI Architect or any contractor with respect to the Tenant Improvements and enforce any warranties thereunder with respect to correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Sixth Amendment Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Following the approval by Landlord of the TI Design Drawings, any changes to the Tenant Improvements desired by Tenant that would affect the Building structure or Building Systems (“Changes”) shall be subject to the written approval of Landlord, which approval may be granted or withheld in Landlord’s sole and absolute discretion. Any such Changes requested by Tenant, shall be requested and instituted in accordance with the provisions of this Section 4.

(a) Tenant’s Right to Request Changes. If Tenant shall request Changes, Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord. The Budget shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to [***]% of the TI Allowance (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Fund. Such Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements.

(b) Tenant Improvement Allowance. Landlord shall provide to Tenant a “Tenant Improvement Allowance” in the maximum amount of $[***] per rentable square foot of the Premises, which is included in the Base Rent set forth in Section 5 of the Sixth Amendment.

The Tenant Improvement Allowance shall be disbursed in accordance with this Sixth Amendment Work Letter. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the Tenant Improvement Allowance not required for the design and construction of (i) the

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the Tenant Improvement Allowance that is not disbursed before the last day of the month that is 12 months after the Fourth Expansion Premises Commencement Date.

(c) Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance (“Excess TI Costs”), monthly disbursements of the TI Allowance shall be made in the proportion that the remaining TI Allowance bears to the outstanding TI Costs under the Budget, and Tenant shall fund the balance of each such monthly draw. For purposes of any litigation instituted with regard to such amounts, those amounts required to be paid by Tenant will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.” Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e) Payment for TI Costs. During the course of design and construction of the Tenant Improvements, subject to the terms of Section 5(d), Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord reasonably and customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate or temporary of occupancy for the Premises (or an equivalent approval); and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

6. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Sixth Amendment Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Sixth Amendment Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) No Default Funding. In no event shall Landlord have any obligation to fund any portion of the Tenant Improvement Allowance during any period that Tenant is in Default under the Lease.

B-4